Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:
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University of Phoenix
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University of Phoenix Announces Retirement of Dr. Bill Pepicello
Search for New University President in Process;
Dr. Pepicello to Remain as President until Successor is Named

PHOENIX – Sept. 4, 2013 – University of Phoenix today announced that Bill Pepicello, Ph.D., has informed the institution’s board of trustees of his intention to retire as president of the University. The board will initiate an immediate search to identify a new president of the University, and Dr. Pepicello has agreed to remain in his position as president until a successor is named.
In a memo to University of Phoenix staff, Dr. Pepicello said: “In my nearly 20 years with University of Phoenix, the last seven of which have been in the role of President, I’ve had the privilege of working alongside so many of you as we tirelessly built a University to which we’re so deeply committed. I look forward to working with you as my career with this great institution draws to a close.”
Dr. Pepicello began his tenure at University of Phoenix in 1995, and has held a number of leadership roles with the University, including provost, vice provost for academic affairs and dean of the School of Advanced Studies. His distinguished career in higher education also includes service as assistant professor at University of Delaware, department chair for the classics at Temple University and regional dean for National University. Dr. Pepicello also served as president of the University of Sarasota, and assisted in transforming the institution into what is today known as Argosy University.
Dr. Pepicello earned a bachelor of arts degree in classics from Gannon University, as well as a Master of Arts degree and a Doctorate of Philosophy degree from Brown University. He serves as the chairman of the Banner Health Foundation’s board of directors, and is a member of the board of directors of the Greater Phoenix Economic Council, the United States Department of Education’s National Advisory Committee on Institutional Quality and Integrity, the Valley of the Sun United Way and the Arizona Commission for Postsecondary Education.
“I want to thank Bill for his nearly two decades of service at the University,” said Greg Cappelli, chief executive officer of Apollo Group, parent company of University of Phoenix. “I look forward to continuing to support the efforts of the University’s leadership team as they continue to focus on enhancing learning outcomes and career prospects for hundreds of thousands of hard working Americans. On behalf of the students, alumni, faculty and staff of the University, I extend my heartfelt thanks and gratitude to Bill.”

About University of Phoenix
University of Phoenix is constantly innovating to help working adults move efficiently from education to careers in a rapidly changing world. Flexible schedules, relevant and engaging courses, and interactive learning can help students more effectively pursue career and personal aspirations while balancing their busy lives. As a subsidiary of Apollo Group, Inc. (Nasdaq: APOL), University of Phoenix serves a diverse student population, offering associate, bachelor’s, master’s and doctoral degree programs from campuses and learning centers across the U.S. as well as online throughout the world. For more information, visit www.phoenix.edu.
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